ASSET PURCHASE AGREEMENT
                                  by and among


                           GATEWAY DISTRIBUTORS, LTD.
                              a Nevada corporation,


                           NUTECH INTERNATIONAL, INC.
                               a Texas corporation


                                       and


                               THE STOCKHOLDERS OF
                           NUTECH INTERNATIONAL, INC.


                           Dated as of January 4, 1999



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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made as of this 4th day of January, 1999 among Gateway Distributors, Ltd., a Nevada corporation (the "Buyer"), NuTech International, Inc., a Texas corporation (the "Seller") and the stockholders of the Seller listed on the signature page of this Agreement (individually a "Stockholder" and collectively the "Stockholders").

                                    RECITALS
                                    --------

         A. The Buyer is in the business of network marketing of nutritional, health and dietary supplements and products throughout North America and Japan.

         B. The Buyer desires to acquire certain assets of the Seller heretofore developed including, but not limited to, the assets listed on Schedule 1 hereto (the "Acquired Assets").

         NOW, THEREFORE, in consideration of the premises and mutual covenants, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       PURCHASE OF ASSETS
         ------------------

         1.1. PURCHASE. The Seller hereby agrees to transfer to the Buyer and the Buyer agrees to accept the Acquired Assets.

         1.2. PURCHASE PRICE. As consideration for the transfer of the Acquired Assets, the Buyer shall issue and deliver to the Seller 75,000 shares of the Buyer's common stock, par value $.001 per share (the "Shares").

         1.3. COSTS AND EXPENSES. The Buyer agrees to and shall pay any and all reasonable costs and expenses, including without limitation, reasonable legal and accounting fees, arising out of the sale of the Acquired Assets under this Agreement.

2.       REPRESENTATIONS AND WARRANTIES
         ------------------------------

         As a material inducement to each party to enter into this Agreement, the Seller makes to the Buyer the following representations and warranties:

         2.1. AUTHORIZATION. This Agreement is the legal, valid, binding obligation of the Seller, enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies and except as may be limited by bankruptcy or other similar laws.

         2.2. NO VIOLATIONS. Neither the sale of the Acquired Assets nor the execution, delivery or consummation of this Agreement will violate, be in conflict with or constitute a default by the Seller any other agreement or instrument to which the Seller may be bound.

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         2.3. GOOD TITLE. The Seller is the owner of, and has the right to transfer all of the Acquired Assets to the Buyer, free and clear from any lien, encumbrance, security agreement, title retention or other device.

3.       FURTHER DELIVERIES AND ASSURANCES
         ---------------------------------

         3.1. FURTHER DELIVERIES AND ASSURANCES. The Seller agrees to deliver or cause to be delivered any and all assignments, documents or instruments reasonably required to give effect to the transactions contemplated by this Agreement, including, but not limited to, the Bill of Sale attached hereto as Exhibit "B."

         3.2. NOMINATION OF SCOTT MCKNIGHT TO THE BUYER'S BOARD. As soon as practicable, the Buyer shall cause an increase in the number of authorized directors of the Buyer and shall take all steps necessary to nominate Scott McKnight to be a director of the Buyer and submit such nomination to the Buyer's stockholders for approval.

         3.3. EXCLUSIVE MANUFACTURER. The Buyer agrees that it will engage Aloe Commodities International, Inc. ("ACI") as the exclusive manufacturer of Body Balance, Aloe Magic, Non Surgical Face-Lift, Youth Serum, and Mineral Magic (collectively, the "Products"), subject to the following terms and conditions:

              3.3.1. The Buyer shall not have any obligation to engage ACI as the exclusive manufacturer if the prices of manufacturing which ACI charges for manufacture of the Products are higher than those at which other manufacturers can competently manufacture the Products.

              3.3.2. The Buyer shall not have any obligation to engage ACI as the exclusive manufacturer if ACI is unable to manufacture the Products in a timely manner, as determined by the Buyer's needs.

4.       SECURITIES RESTRICTIONS
         -----------------------

         The Seller and each of the Stockholders acknowledge and represent as follows:

         4.1. The Seller and the Stockholders, personally or through advisors, have such knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Shares, have the capacity to protect their own interests in connection with an investment in the Shares and have the net worth to undertake such risks such that they could be reasonably assumed to have the capacity to protect their own interests in connection with a purchase of the Shares.

         4.2. The Buyer has made available to the Seller and the Stockholders or The Seller's and the Stockholder's advisors the opportunity to obtain information to evaluate the merits and risks of the investment in the Shares, and the Seller and the Stockholders have received all information requested from the Buyer. The Seller and the Stockholders have had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Shares and the business, properties, plans, prospects and financial condition of the Buyer and to obtain additional information as the Seller and the Stockholders have deemed appropriate for purposes of investing in the Shares pursuant to the Agreement.

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         4.3. The Seller and the Stockholders recognize that the Buyer has a limited operating history and that the Shares as an investment involve a high degree of risk, including, but not limited to, the risk of economic losses from operations of the Company.

         4.4. The Seller and the Stockholders realize that (i) the purchase of the Shares is a long-term investment; (ii) the purchaser of the Shares must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 ("1933 Act") or under the securities laws of any other jurisdiction and, therefore, the Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; and (iii) that the transferability of the Shares is restricted and that a legend may be placed on any certificate representing the Shares substantially to the following effect:

              THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"). THE SHARES HAVE BEEN
              ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

         4.5. The Seller and the Stockholders are purchasing the Shares in the name of the Seller solely for the Seller's and the Stockholders' own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization. The Seller and the Stockholders are acquiring these securities for investment and not with a view towards resale or distribution.

         4.6. The Seller and each Stockholder is an "Accredited Investor" as defined in Rule 501(a) under the 1933 Act. The Seller and the Stockholders acknowledge that the offering of the Shares is subject to the Federal securities laws of the United States and state securities laws of those states in which the Shares are offered, that the offering of the Shares is exempt from registration and qualification under Sections 4(2) and 18 of the 1933 Act, and that, pursuant to the U.S. Federal securities laws and state securities laws, the Shares may be purchased only by persons who come within the definition of an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

         4.7. The Seller, and each Stockholder who is not an individual, make the following additional representations:

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              4.7.1. The Seller and each such Stockholder was not organized for the specific purpose of acquiring the Shares; and

              4.7.2. This Agreement has been duly authorized by all necessary action on the part of the Seller and each such Stockholder, has been duly executed by an authorized representative of the Seller and each such Stockholder, and is legal, valid and binding obligations of the Seller and each such Stockholder enforceable in accordance with its terms.

5.       MISCELLANEOUS
         -------------

         5.1. EFFECT OF HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

         5.2. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         5.3. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.4. SCHEDULES. All Schedules attached hereto or referred to herein are hereby incorporated by reference in this Agreement and are made a part hereof.

         5.5. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         5.6. ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Buyer may assign any of its rights under this Agreement, to an affiliate of the Buyer.

         5.7. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada.

         5.8. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

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         5.9. ATTORNEYS' FEES. In the event of any action arising out of or pertaining to this Agreement or the rights and duties of any person in relation thereto, in addition to such other relief that may be granted, the prevailing party shall be entitled to receive a reasonable sum as and for his attorneys' fees as the court may award.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

                                             The "Buyer"

                                             GATEWAY DISTRIBUTORS, LTD.


                                             By:/s/ Richard A. Bailey
                                                -------------------------------
                                                    Richard A. Bailey, President


                                             The "Seller"

                                             NUTECH INTERNATIONAL, INC.


                                             By:/s/ Scott McKnight
                                                -------------------------------
                                                    Scott McKnight, President


                                             "Stockholder"


                                             By:/s/ Scott McKnight
                                                -------------------------------
                                                    Scott McKnight


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